Filed Pursuant to Rule 424(b)(3)

Registration No. 333-157688

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 17 DATED JANUARY 31, 2013

TO THE PROSPECTUS DATED APRIL 16, 2012

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2012, Supplement No. 11 dated November 13, 2012, Supplement No. 12 dated November 21, 2012, Supplement No. 13 dated December 4, 2012, Supplement No. 14 dated December 11, 2012, Supplement No. 15 dated December 21, 2012 and Supplement No. 16 dated January 14, 2013.  The purpose of this Supplement No. 17 is to disclose:

•                  the status of our initial public offering; and

•                  the appointment and resignation of certain officers.

Status of Our Initial Public Offering

We commenced our initial public offering of $1,100,000,000 in shares of common stock on July 19, 2010, of which $1,000,000,000 in shares can be issued pursuant to our primary offering and $100,000,000 in shares can be issued pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our DRP collectively as our offering.

As of January 29, 2013, we raised total gross proceeds of $643.1 million, including capital raised in connection with our merger with NorthStar Income Opportunity REIT I, Inc.

As of January 29, 2013, we received and accepted subscriptions in our offering for an aggregate of 61.9 million shares, or $616.3 million, including 0.5 million shares or $4.6 million sold to NorthStar Realty Finance Corp. pursuant to our distribution support agreement. As of January 29, 2013, 48.7 million shares remained available for sale under our offering. Our primary offering is expected to terminate on or before July 19, 2013, unless extended by our board of directors as permitted under applicable law and regulations.

Appointment and Resignation of Certain Officers

Effective January 30, 2013, our board of directors appointed Daniel R. Gilbert, our President and Chief Investment Officer, to the position of Chief Executive Officer.

Mr. Gilbert, age 43, had been our President since March 2011 and had also been our Chief Investment Officer since inception.

In connection with Mr. Gilbert’s appointment, David T. Hamamoto resigned as our Chief Executive Officer, effective January 30, 2013.  Mr. Hamamoto will continue to serve as the Chairman of the Board.

On January 30, 2013, Albert Tylis resigned as our Chief Operating Officer.  Mr. Tylis continues to serve as the President of our sponsor.